Exhibit 10.8
AMENDMENT NO. 3
TO
EMPLOYMENT AGREEMENT
AMENDMENT, dated December 31, 2012 (“Amendment”), made to the Employment Agreement dated as of the Effective Date, as amended by Amendment No. 1 thereto effective as of December 31, 2008, and Amendment No. 2 thereto effective as of November 19, 2009 (as amended, the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Stephen P. Holmes (the “Executive”).
WHEREAS, the Company and the Executive have previously entered into the Employment Agreement and desire to amend the Employment Agreement in a manner intended to address certain requirements under Code Section 409A.
NOW, THEREFORE, effective as of the date first written above, the Employment Agreement is hereby amended as follows:
Section VII(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(d) Conditions to Payment and Acceleration. In the event of a termination under this Section VII, any Base Salary earned but unpaid as of the date of such termination shall be paid in accordance with Section IV(a), and any Annual Incentive Compensation earned but unpaid as of the date of such termination shall be paid in accordance with Section IV(b). All payments due to the Executive under Section VII(a)(i) shall be made to the Executive in a lump sum no later than the 60th day following the date of termination; provided, however, that (i) such payment shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion and (ii) in the event that the period during which the Executive is entitled to consider any release of claims required under this Agreement (and to revoke such release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (A) the end of the revocation period (assuming that the Executive does not revoke) or (B) the first business day of the second calendar year (regardless of whether the Executive used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A. The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.”

Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect. From and after the date hereof, all references to the Employment Agreement shall mean the Employment Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 31st day of December 2012.

EXECUTIVE

/s/ Stephen P. Holmes
Stephen P. Holmes

WYNDHAM WORLDWIDE CORPORATION

By: /s/ Mary R. Falvey
Mary R. Falvey
Executive Vice President and
Chief Human Resources Officer